As filed with the Securities and Exchange Commission on March 16, 2021

Registration No. 333-213029

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

Registration Statement No. 333-213029

UNDER

THE SECURITIES ACT OF 1933

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	16-0417150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

343 State Street

Rochester, NY 14650

(585) 724-4000

Roger W. Byrd

General Counsel, Secretary and Senior Vice President

343 State Street

Rochester, NY 14650

(585) 724-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Boris Dolgonos

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166-0193

(212) 351-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On August 9, 2016, Eastman Kodak Company (the “Company”) filed a Registration Statement on Form S-3 (File No. 333-213029) (this “Form S-3”) with the Securities and Exchange Commission (the “SEC”). This Form S-3 was declared effective on October 20, 2016.

This Form S-3 was filed to register up to $1,200,000,000 in aggregate offering price of the Company’s common stock, par value $0.01 per share, preferred stock, debt securities, depositary shares, warrants, purchase contracts, guarantees and units, which amount includes up to 21,586,854 shares of the Company’s common stock that selling shareholders may from time to time offer and sell.

The Company is filing this post-effective amendment to this Form S-3 to deregister any and all securities registered but unsold or otherwise unissued under this Form S-3 as of the date hereof.

The Company, by filing this post-effective amendment, hereby terminates this Form S-3 and removes from registration any and all securities registered but unsold under this Form S-3 as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of this Form S-3 as required by Item 512(a)(3) of Regulation S-K to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eastman Kodak Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on March 16, 2021.

EASTMAN KODAK COMPANY

By:	/s/ Roger W. Byrd
Name: Roger W. Byrd
Title: General Counsel, Secretary & Senior Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.